Exhibit (j)(1)

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

April 24, 2019

VanEck Funds

666 Third Avenue

New York, NY 10017

Re:	Post-Effective Amendment No. 157 to the
Registration Statement of VanEck Funds

Ladies and Gentlemen:

We have acted as counsel to VanEck Funds, a Massachusetts business trust (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”), of each series of the Trust (each a “Fund”) listed on Appendix A.

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).

We have examined the Trust’s Master Trust Agreement, certain resolutions adopted by the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated April 19, 2019 from the Secretary of the Commonwealth of Massachusetts.

We have also examined the Registration Statement on Form N-1A to be filed by the Trust, on behalf of the Funds, under the Investment Company Act and the Securities Act (the “Registration Statement”), as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the law of the Commonwealth of Massachusetts governing the issuance of the Shares of the Fund and the reported case law

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC

A Pennsylvania Limited Liability Partnership

VanEck Funds

April 24, 2019

thereunder, and does not extend to the securities or “blue sky” laws of the Commonwealth of Massachusetts or other States.

We have assumed the following for purposes of this opinion:

1.     The Shares will be issued in accordance with the Trust’s Master Trust Agreement, as amended and restated on October 11, 2017, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares.

2.     The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust, and we further consent to any reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

BY:	/s/ Fabio Battaglia
Fabio Battaglia, a Partner

VanEck Funds

April 24, 2019

APPENDIX A

VanEck NDR Managed Allocation Fund

Unconstrained Emerging Markets Bond Fund

CM Commodity Index Fund

Emerging Markets Fund

Global Hard Assets Fund

International Investors Gold Fund

VanEck Morningstar Wide Moat Fund